Exhibit 10.12

Second Amendment to Preferred Supplier Agreement

This Second Amendment to Preferred Supplier Agreement (“Second Amendment”) is entered into and effective this 1st day of October, 2010.

Whereas, BP Energy Company, a Delaware corporation (“BP”), BP Corporation North America Inc., an Indiana corporation, (“BPCNA” and together with BP, the “BP Parties”), and IDT Energy, Inc., a Delaware corporation (“IDT”) entered into that certain Preferred Supplier Agreement dated and effective June 29, 2009 (the “Preferred Supplier Agreement”), as amended by that First Amendment dated January 20, 2010 (the Preferred Supplier Agreement and the First Amendment together with this Second Amendment, the “Agreement”).

Now Therefore, the BP Parties and IDT agree that, upon execution of this Second Amendment by both Parties, the Agreement will be amended as provided below.

1.	Section 1.1 Definitions

The defined term “Planned Expiration Date” is deleted in its entirety and replaced with the following:

“Planned Expiration Date” means June 30, 2014 or such later date upon renewal of the Planned Term in accordance with Section 12.1.”

2.	Section 3.3 shall be amended by replacing the word “and” that immediately precedes subsection (c) of the definition for “Permitted Other Transactions” with the word “or”.

3.	Section 12.1 Planned Term is deleted in its entirety and replaced with the following:

12.1 Planned Term. Unless terminated earlier in accordance with this Agreement, this Agreement shall remain in full force and effect beginning on the Effective Date and continue until the Planned Expiration Date (such period being the “Planned Term”); provided that this Agreement will renew automatically for a term of one (1) year following the prior Planned Expiration Date unless a Party has provided written notice to the other Parties at least six (6) months prior to the next Planned Expiration Date that it will not renew this Agreement; provided further that this Agreement will not renew after June 30, 2015; provided further that if this Agreement renews after June 30, 2014, the Early Termination fee specified in Section 12.2(c) shall no longer apply. The Planned Expiration Date shall not affect or excuse the performance of either Party under any provision of this Agreement that by its terms survives such expiration. Further, this Agreement shall continue to apply to, and any such expiration of the Planned Term shall not affect or excuse the performance by either Party under, this Agreement or any agreement between the Parties entered into pursuant hereto related to obligations which were undertaken prior to such expiration and which remain unperformed at the time of such expiration. Termination of this Agreement pursuant to this Section 12.1 shall not affect the continued effectiveness of the EEI Agreement, the NAESB Agreement, the ISDA Agreement, and any Transactions confirmed under any of the foregoing, or the Master Netting Agreement.

4.	Section 12.2(a), entitled Early Termination by IDT, is hereby amended by replacing the first sentence following the caption with the following:

“IDT may terminate this Agreement at its election (i) for convenience upon sixty (60) days’ prior written notice to BP, or (ii) immediately if either (A) the unsecured indebtedness of BPCNA or BP is rated either less than BBB- by S&P or less than Baa3 by Moody’s, or (B) if either NYISO or PJM terminate any Transaction Documents, including, but not limited to, any Customer Registration Agreements, for a default by BP or BPCNA under such agreements or any applicable tariffs.”

5.	Section 12.2(c)(i) shall be amended by (i) changing the reference to “Section 12.2(a)” in the first sentence to “Section 12.2(a)(i)”; (ii) inserting the following immediately before the clause “the non-terminating Party shall” in the first sentence: “or within five Business Day of a termination pursuant to Section 12.2(a)(ii),”; and (iii) adding the following immediately after “(A)”: “Except to the extent the early termination is pursuant to 12.2(a)(ii)”.

6.	Section 12.2(c)(ii) is hereby amended by changing the reference to “Section 12.2(a)” to “Subpart (i) under Section 12.2(a)”.

7.	Section 15.2 shall be amended by adding the following after the second comma in the first sentence “(unless the Early Termination is pursuant to 12.2(a)(ii), in which case, there shall be no obligation by IDT to submit any plans prior to termination)” Section 15.2 shall be further amended by adding the same language after the first comma in the second sentence.

8.	Section 18.2 (d) is hereby deleted in its entirety and the remaining clauses in the Section re-alphabetized as (d) and (e).

9.	Schedule 5.4 ISO Interface Responsibilities attached to the Preferred Supplier Agreement is modified as follows:

Clause (ii) under the Section entitled Credit and Settlements is modified by deleted the “.” and adding the following: “, including invoices for energy, ancillary services, balancing energy, Capacity, congestion costs, uplifts and any other charge or credit issued by the ISO to BP related to the provision of ISO services for IDT.”

Clause (iv) under the Section entitled Credit and Settlements is modified by adding the following sentence to the end of the clause: “The resettlement of transactions is inclusive of, but not limited to, energy, Ancillary Services, installed Capacity, auction revenue rights, load related charges, and up-lift payments assigned to load for reliability services, day-ahead market purposes and other such charges.”

The following are new clauses added to the end of the Section entitled Regulatory:

iv.	Each party represents and warrants that they will register with NERC and/or the NERC Regional Entities as applicable.

v.	Nothing herein shall cause BP to be deemed a Load-Serving Entity for purposes of NERC or the NERC Regional Entities.

10.	Defined terms used herein but not defined herein shall have the meanings set forth in the Agreement.

11.	Except as set forth herein, all terms and conditions of the Agreement remain unchanged and are hereby ratified by the Parties.

IN WITNESS WHEREOF the Parties hereto have executed this Second Amendment as of the date first written above.

IDT ENERGY, INC.		BP ENERGY COMPANY

By:	/s/ Geoff Rochwarger	By:	/s/ Eddie Pinkerton
Name:	Geoff Rochwarger	Name:	Eddie Pinkerton
Title:	CEO and President	Title:	Director-Origination

BP CORPORATION NORTH AMERICA INC

		By:	/s/ Randall Prescott
		Name:	Randall Prescott
		Title:	VP East Origination